Exhibit 10.1
Second Amendment to the Employment Agreement
WHEREAS, the Board of Directors of National CineMedia, Inc. (the “Company”) has determined that it is in the best interest of the Company and its shareholders to extend the employment of Scott Felenstein (“Executive”) past the expiration date set forth in his current Employment Agreement with the Company dated April 3, 2017, as amended by the Amendment to the Employment Agreement, effective May 1, 2020 (the “Employment Agreement”);
WHEREAS, Executive desires to continue his employment with the Company; and
WHEREAS, the Company and Executive have therefore agreed to extend the Employment Agreement and amend certain terms thereof, as set forth in this Second Amendment to the Employment Agreement (the “Amendment”).
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the following changes to the Employment Agreement, effective as of May 1, 2021 (the “Effective Date”):
1.Section 1 of the Employment Agreement shall be amended to change the Effective Date from May 1, 2020 to May 1, 2021.
2.To reflect Executive’s continued employment with the Company, Section 1 of the Employment Agreement shall further be amended to change the date in (i) from April 30, 2021 to April 30, 2022.
3.Section 3(b) of the Employment Agreement shall be amended to reflect Executive’s current Base Salary of $546,635.82.
4.Except as expressly modified herein, the Employment Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth below.

National CineMedia, Inc.	Scott Felenstein
/s/ Tom Lesinski	/s/ Scott Felenstein
By: Thomas F. Lesinski
Title: Chief Executive Officer of NCM, Inc.

4/29/2021	4/30/2021
Date	Date